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Pricing Supplement No. 1 Dated January 6, 1998
(To Prospectus Supplement Dated                Filed Pursuant to Rule 424(b)(2)
December 8, 1997 and Prospectus Dated          File No. 333-35815 and 33-80775
October 16, 1997)

                            CASE CREDIT CORPORATION
                    Medium-Term Notes, Series A-Fixed Rate

Agent:                          J.P. Morgan Securities Inc.
Principal Amount:               $26,000,000
Agent's Discount
 or Commission:                 0.35% of Principal Amount
Net Proceeds to Company:        $25,909,000
Original Issue Date:            January 9, 1998
Original Issue Price:           100% of Principal Amount
Interest Rate:                  6.00%
Stated Maturity:                January 10, 2001
Cusip Number:                   146908D21

Regular Record Date(s) (if other than the March 15 or
September 15 immediately preceding the Interest Payment Date):  _______________

Interest Payment Date(s) (if other than April 1 and
October 1 of each year):                                        _______________

Redemption:

     /x/  The Notes may not be redeemed prior to Stated Maturity.
     / /  The Notes may be redeemed prior to Stated Maturity.

               Redemption Commencement Date: ___________________

               Redemption Price: __________% of Principal Amount

     The Redemption Price initially shall be __% of the Principal Amount of the Note to be redeemed and shall decline at each anniversary of the Redemption Commencement Date by __% of the Principal Amount to be redeemed until the Redemption Price is 100% of such Principal Amount.







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Repayment:

     /x/  The Notes may not be repaid prior to Stated Maturity.
     / / The Notes may be repaid prior to Stated Maturity at the option of the holder of the Note.

               Holder's Optional Repayment Date(s): ___________________

               Holder's Optional Repayment Price: _________% of Principal Amount


Original Issue Discount: / / Yes        /x/ No

     Total Amount of OID:

     Yield to Maturity:

     Initial Accrual Period OID:

     Method Used to Determine Yield for Initial Accrual Period:

          / /  Approximate
          / /  Exact

Amortization:

     /x/  The Notes are not Amortizing Notes.
     / /  The Notes are Amortizing Notes.

               Amortization Formula:                 ____________________

               Amortization Payment Date(s):         ____________________

Form of Notes:

     /x/  Book-Entry
     / /  Certificated

Agent's Capacity:

     /x/  Agent
     / /  Principal



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     If as Principal:

          / / The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

          / / The Agent proposes to offer the Notes at a fixed initial public offering price of _____% of Principal Amount.

     If as Agent:

               The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other Provisions:

"N/A" as used herein means "Not Applicable."



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